    Exhibit 99.1

October 12, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Lewis
918-561-5325

ONEOK and ONEOK Partners Schedule Third-quarter
2011 Earnings Conference Call and Webcast

           TULSA, Okla. – Oct. 12, 2011 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will release their third-quarter 2011 earnings after the market closes on Nov. 1, 2011.

           A joint conference call will be held the following day on Nov. 2, 2011, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONEOK and ONEOK Partners websites.

           Members of ONEOK’s and ONEOK Partners’ executive management team will participate in the call and webcast.

What:	ONEOK, Inc. and ONEOK Partners, L.P. third-quarter 2011 earnings conference call and webcast

When:	11 a.m. Eastern, Nov. 2, 2011
10 a.m. Central

Where:	1) Phone conference call 888-329-8889, pass code 4184520
2) Log on to the webcast at www.oneok.com
3) Log on to the webcast at www.oneokpartners.com

           If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 4184520.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the

ONEOK and ONEOK Partners Schedule Third-quarter
2011 Earnings Conference Call and Webcast

nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com.

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and @ONEOKPartners.

###